EXHIBIT 99.1

CONTACT:

Jeff Macdonald
Acorda Therapeutics
(914) 326-5232
jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Presents GGF2 Preclinical Stroke Data at International Stroke Conference

ARDSLEY, N.Y. – February 7, 2013 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) announced data from studies showing that Glial Growth Factor 2 (GGF2) can enhance recovery of sensorimotor function in a preclinical model of stroke. The studies expand on an existing body of preclinical work examining GGF2 in stroke, and specifically explored various doses and frequency of administration to assess optimal treatment regimens. The data were featured as a late-breaking poster presentation at the American Heart Association/American Stroke Association International Stroke Conference in Honolulu, HI.

“These data confirm earlier preclinical study results showing that GGF2 can improve recovery of function following stroke. They also provide valuable information about varying dosing regimens that will contribute to the further development of GGF2,” said Anthony Caggiano, M.D., Ph.D., Acorda’s Vice President of Research and Development. “Previous studies have shown that GGF2 can be effective in restoring function when initiating therapy as long as seven days following a stroke. Currently approved stroke interventions need to be administered within a few hours of an event, which limits therapy to a small minority of people who experience a stroke. Early data on GGF2 suggest a longer time window to administer treatment, which represents a potentially critical advance.”

The poster, entitled “Optimized Dosing of Glial Growth Factor 2 in a Middle Cerebral Artery Occlusion Model Increases GAP43 Expression,” reviewed data from study groups receiving differing doses of GGF2 to determine which dose was most effective in enhancing recovery of sensorimotor function after stroke. This was measured by several sensorimotor function tests, including limb placement. Treatment was initiated 24 hours after the stroke. The study showed significant improvements in sensorimotor recovery with GGF2 that were related to dose and frequency of treatment. As was seen in previous studies, improvements were not associated with reduced lesion volume, but in this study were shown to be associated with increased expression of the growth associated protein, GAP43, within the brain, both close to and distant from the area of injury.

GGF2 is the leading development candidate from the Company’s neuregulin program. Neuregulins are a class of naturally occurring protein growth factors that have

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multiple effects on the nervous and cardiovascular systems. Acorda is conducting a clinical program for GGF2 in heart failure and preclinical development in a number of neurological indications, including peripheral nerve injury and stroke. The first clinical trial of GGF2, a Phase 1 study of GGF2 in patients with heart failure, was completed in late 2012.

About Acorda Therapeutics
Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with MS, spinal cord injury and other neurological conditions.

Acorda markets AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, in the United States as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an improvement in walking speed. AMPYRA is marketed outside the United States as FAMPYRA® (prolonged-release fampridine tablets) by Biogen Idec under a licensing agreement from Acorda. AMPYRA and FAMPYRA are manufactured under license from Alkermes Pharma Ireland Limited.

The Company also markets ZANAFLEX CAPSULES® (tizanidine hydrochloride) and Zanaflex tablets, a short-acting drug for the management of spasticity. Acorda also receives sales royalties on tizanidine hydrochloride capsules, an authorized generic version of ZANAFLEX CAPSULES distributed by Watson Pharmaceutics, Inc. under its agreement with Acorda.

Acorda has an industry-leading pipeline of novel neurological therapies. The Company is developing Diazepam Nasal Spray for treatment of certain epileptic seizures. It is also studying AMPYRA to improve a range of functional impairments caused by MS, as well as its potential for use in other neurological conditions, including cerebral palsy and post-stroke deficits. In addition, Acorda is developing clinical stage compounds AC105 for acute treatment of spinal cord injury, GGF2 for treatment of heart failure and rHIgM22, a remyelinating monoclonal antibody, for the treatment of MS. GGF2 is also being investigated in preclinical studies as a treatment for neurological conditions such as stroke and spinal cord injury. Chondroitinase, an enzyme that encourages nerve plasticity in spinal cord injury, is in preclinical development.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including our ability to successfully market and sell Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including Diazepam Nasal Spray or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Diazepam Nasal Spray or other products under

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development; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaboration partner Biogen Idec in connection therewith; competition, including the impact of generic competition on Zanaflex Capsules revenues; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; failure to comply with regulatory requirements could result in adverse action by regulatory agencies; and the ability to obtain additional financing to support our operations. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities & Exchange Commission. Acorda may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this release are made only as of the date hereof, and Acorda disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

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